Exhibit (p)(6)

Forward Uniplan Advisors Inc.

Code of Ethics

(including Insider Trading and Securities Transaction Policies and Procedures)

(effective as of January 6, 2005)

(Investment Company Act of 1940/Investment Advisers Act of 1940)

I. INTRODUCTION.

The policies set forth in this Code of Ethics are intended to comply with the requirements of Section 17(j) of the Investment Company Act of 1940 (the “ICA”) and Section 204A of the Investment Advisers Act of 1940 (the “IAA”) and Rule 204A-1 promulgated thereunder. These policies reflect the assumption and expectation of Forward Uniplan Advisors, Inc. (the “Company,” as more fully set forth in Section IV, below) of unqualified loyalty to the interests of the Company and its clients on the part of each Covered Person (as defined in Section IV, below). In the course of their service to the Company, Covered Persons must be under no influence which may cause them to serve their own or someone elses interests rather than those of the Company or its clients.

The Companys policies reflect its desire to detect and prevent not only situations involving actual or potential conflicts of interests, but also those situations involving only an appearance of conflict or of unethical conduct. The Companys business is one dependent upon public confidence. The mere appearance or possibility of doubtful loyalty is as important to avoid as actual disloyalty itself. The appearance of impropriety could besmirch the Companys name and damage its reputation to the detriment of all those with whom we do business.

The Company is also committed to ensuring compliance with all policies relating to insider trading and tipping and the prevention of misuse of material non-public information. In addition, as a registered investment adviser, the Company and its employees and shareholders have additional ethical and legal obligations that must be fulfilled in order to maintain the confidence and trust of our clients. Accordingly, an additional purpose of this Code of Ethics is to state the Companys requirement that each Covered Person comply fully with the laws prohibiting insider trading and tipping, and to set forth additional requirements and provide guidance relating to each Covered Persons personal securities transactions.

This Code of Ethics is not intended to set legal standards or to result in the imposition of criminal liability or civil liability to third parties which would not otherwise exist in the absence of this Code of Ethics.

II. STATEMENT OF GENERAL PRINCIPLES.

It is the policy of the Company that no Covered Person shall engage in any act, practice or course of conduct which would violate the provisions of the ICA or the IAA or any of the rules promulgated thereunder and that Covered Persons shall comply in all respects with all such laws. The fundamental position of the Company is, and has been, that each Covered Person shall place at all times the interests of each client of the Company first. Accordingly, private financial transactions by Covered Persons of the Company must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Access Persons position of trust and responsibility. Further, Covered Persons should not take inappropriate advantage of their positions with or on behalf of any client of the Company.

Without limiting in any manner the fiduciary duty owed by Covered Persons to the client of the Company or the provisions of this Code of Ethics, it should be noted that the Company considers it proper that purchases and sales be made by its Covered Persons in the marketplace of securities owned by the clients of the Company;

provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code of Ethics. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the clients portfolios. It is also evidence of confidence in the investments made.

In making personal investment decisions with respect to any security, however, extreme care must be exercised by Covered Persons to insure that the prohibitions of this Code of Ethics are not violated. Further, personal investing by a Covered Person should be conducted in such a manner so as to eliminate the possibility that the Covered Persons time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of a client’s portfolio.

It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code of Ethics will not automatically insulate from scrutiny personal securities transactions that show a pattern of abuse by a Covered Person of his or her fiduciary duty to any client of the Company.

III. ICA LEGAL REQUIREMENTS.

Section 17(j) of the ICA, provides, among other things, that it is unlawful for any affiliated person of the Company to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by an Investment Company in contravention of such rules and regulations as the Securities and Exchange Commission (the “Commission”) may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which states that it is unlawful for any affiliated person of the Company in connection with the purchase or sale of a security held or to be acquired (as defined in said Rule) by an Investment Company:

1.	to employ any device, scheme or artifice to defraud an Investment Company;

2.	to make to an Investment Company any untrue statement of a material fact or omit to state to an Investment Company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.	to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon an Investment Company; or

4.	to engage in any manipulative practice with respect to an Investment Company.

IV. DEFINITIONS.

For purposes of this Code of Ethics, the following definitions shall apply:

1. The term “Advisory Person” shall mean every employee of the Company (or of any company in a control relationship to the Company) who:

(a)	in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below) by an Investment Company or any other client of the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(b)	every person in a control relationship to the Company who obtains information concerning recommendations made to a client with regard to the purchase or sale of a security;

(c)	every person who is otherwise a supervised person:

(i)	who has access to nonpublic information regarding any purchase or sale of securities of any client of the Company, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or

(ii)	who is involved in making securities recommendations to clients of the Company or who has access to such recommendations that are nonpublic.

The term “Advisory Person” shall not mean, for purposes of this Code of Ethics, any employee of any subadviser engaged by the Company, whether on behalf of an Investment Company or otherwise, that is not otherwise affiliated with the Company. The term “Advisory Person” shall include any person who would be an “access person” as defined in Rule 204A-1(e)(1) promulgated under the IAA.

2. The term “Automatic Investment Plan” shall mean a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3 The term “beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16(a)(1)(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial ownership of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. In this regard, “beneficial ownership” shall mean a direct or indirect “pecuniary interest” (as defined in subparagraph (a) (2) of Rule 16a-l under the Securities Exchange Act of 1934, as amended) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a) (2) of Rule l6a-l is complex, the term generally means the opportunity directly or indirectly to provide or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:

(a)	ownership of securities by any of such persons immediate family members sharing the same household (including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

(b)	the existence of a performance-related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account;

(c)	the persons right to receive dividends from a security provided such right is separate or separable from the underlying securities;

(d)	a beneficial interest and a substantial ability to influence transactions (e.g., joint accounts, co-trustee accounts, general and limited partnerships, investment clubs); and

(e)	the persons right to acquire securities through the exercise or conversion of a “derivative security” (which term excludes (i) a broad-based index option or future, (ii) a right with an exercise or conversion privilege at a price that is not fixed, and (iii) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

Any report required under this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

4. The term “Company” shall mean Forward Uniplan Advisors, Inc.

5. The term “Covered Person” shall mean any director, officer or employee of the Company, and, as to Section VI, below, any Advisory Person (as defined above) of the Company.

6. The term “control” shall mean the power to exercise a controlling influence over the management or policies of the Company, unless such power is solely the result of an official position with the Company, all as determined in accordance with Section 2(a)(9) of the ICA.

7. The term “Fund” shall mean an investment company registered under the ICA.

8. The term “Investment Company” shall mean a management investment company registered as such under the ICA and for which the Company is the investment adviser.

9. The term “insider information” shall mean non-public information (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock; bond; option)

10. The term “material non-public information” shall mean:

(a)	non-public information (whether with respect to an issuer or otherwise), not yet released to the public or otherwise available to investors generally, that a reasonable investor would consider important or that would otherwise affect such investors decision to buy, sell or retain a security including, for example, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or developed internally or obtained from others (e.g., the issuer, current or prospective customer, suppliers or business partners) (“insider information”) (insider information is still considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information); and

(b)	non-public information concerning the Company’s activities or developed by the Company or received by the Company under an express or implied agreement or understanding that the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by investors. Examples include stocks recommended for purchase or sale for client accounts, details of financial transactions, and identity and terms of customer accounts.

11. The term “purchase” shall include the writing of an option to purchase.

12. The term “Reportable Fund” shall mean:

(a)	any Fund for which the Company serves as an investment adviser as defined in Section 2(a)(20) of the ICA; or

(b)	any fund whose investment adviser or principal underwriter controls the Company, or is controlled by the Company, or is under common control with the Company.

13. The term “Reportable Security” shall mean a security as defined in Section 202(a)(18) of the IAA, except that it shall not include:

(a)	direct obligations of the Government of the United States;

(b)	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(c)	shares issued by money market funds; and

(d)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

14. The term “Review Officer” shall mean Richard P. Imperiale (or, in the case of the unavailability of Mr. Imperiale or the review of reports of purchase or sales of securities by him, Edward Jones) or such employee or employees of the Company designated from time to time by the Company to receive and review reports of purchases and sales by Covered Persons.

15. The term “sale” shall include the writing of an option to sell.

16. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

17. The term “significant remedial action” shall mean any action that has a material financial effect upon a Covered Person, such as firing, suspending or demoting the Covered Person, imposing a substantial fine or requiring the disgorging of profits.

V. SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING ACTIVITIES.

A.	Prohibited Personal Trading Activities.

While the scope of actions which may violate the Statement of General Principles set forth in Section II, above, cannot be defined exactly, such actions would always include at least the following prohibited activities (such prohibited activities to be subject, however to the exemptions set forth in Section V.B., below).

1. No Covered Person shall, directly or indirectly, purchase or sell securities in such a way that the Covered Person knew, or reasonably should have known, that such securities transactions compete in the market with actual or considered securities transactions for any client of the Company, or otherwise personally act to injure any clients securities transactions;

2. No Covered Person shall use the knowledge of securities purchased or sold by any client of the Company or securities being considered for purchase of sale by any client or the Company to profit personally, directly or indirectly, by the market effect of such transactions;

3. No Covered Person shall, directly or indirectly, communicate to any person who is not a Covered Person any material non-public information relating to any client of the Company or any issuer of any security owned by any client of the Company, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of any client of the Company, except to the extent necessary to effectuate securities transactions on behalf of the client of the Company.

4. No Covered Person, directly or indirectly, execute a personal securities transaction on a day during which such Covered Person knows that a client of the Company has a pending “buy” or “sell” order in that same or equivalent security until that order is executed or withdrawn.

5. No Covered Person shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the President of the Company that the board service would be consistent with the interests of clients of the Company.

NOTE: Where board service is authorized, Covered Persons serving as directors normally should be isolated from those persons making investment decisions through “Chinese Wall” or other procedures. Covered Persons are prohibited from accepting any service, employment, engagement, connection, association or affiliation in or with any enterprise, business or otherwise which is likely to materially interfere with the effective discharge of responsibilities to the Company and its clients.

6. No Covered Person shall, directly or indirectly, purchase any security issued pursuant to a private placement or initial public offering without obtaining prior written approval from the Review Officer.

NOTE: Any Covered Person who has been authorized to acquire securities in a private placement or initial public offering must disclose any such investment of which he or she is aware when he or she is involved in clients subsequent consideration of an investment in the issuer. In such circumstances, the clients decision to purchase securities of the issuer must be independently reviewed by investment personnel of the Company having no personal interest in the issuer.

7. No Covered Person shall recommend any securities transaction on behalf of a client without having previously disclosed any beneficial ownership interest in such securities or the issuer thereof to the Company, including without limitation:

(a)	his or her beneficial ownership of any securities of such issuer;

(b)	any contemplated transaction by such person in such securities;

(c)	any position with such issuer or its affiliates; and

(d)	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Such interested Covered Persons may not participate in the decision for the client to purchase and sell securities of such issuer.

8. No Covered Person shall, directly or indirectly, knowingly purchase or sell any security or equivalent security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after client has purchased or sold such security

B.	Exempt Personal Trading Transactions and Conduct.

Anything to the contrary set forth in Section V.A., above, notwithstanding, this Code of Ethics shall not be deemed to be violated by any of the following transactions:

1.	Purchases or sales for an account over which the Covered Person has no direct or indirect influence or control;

2.	Purchases or sales which are non-volitional on the part of the Covered Person;

3.	Purchases which are part of an Automatic Reinvestment Plan;

4.	Purchases made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the Covered Person from the issuer, and sales of such rights so acquired.

5.	Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offers acquisition of all of the securities of the same class;

6.	Purchases or sales for which the Covered Person has received prior written approval from the Company. Prior approval shall be granted only if a purchase or sale of securities is consistent with the purposes of this Code of Ethics, Section 17(j) of the ICA and the rules and regulations thereunder and Section 204A of the IAA and the rules and regulations thereunder; and

7.	Purchases or sales made in good faith on behalf of an Investment Company, it being understood by, and disclosed to, each Investment Company that the Company may make contemporaneous investment decisions and cause to be effected contemporaneous executions on behalf of one or more of the Investment Companies and that such executions may increase or decrease the price at which securities are purchased or sold for the Investment Companies.

C.	Additional Requirements re Insider Trading, Tipping and Material Non-Public Information.

It is the policy of the Company that Covered Persons:

1.	Must not buy, sell, recommend or suggest that anyone else buy, sell, or retain, the securities of any company while in possession of insider information (as defined in Section IV.4.(a), above) regarding such company. This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts when in possession of insider information.

2.	Must not disclose insider information to anyone, inside or outside the Company (including family members), except to those who have a need to know such information in order for the Company to carry on its business properly and effectively. Also, any permitted disclosure may only be made under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

3.	Must use Company material non-public information, including insider information, solely for legitimate purposes and must not improperly disclose such information.

4.	Must use and protect all material non-public information received from others strictly in accordance with the terms of the agreement or understanding under which the information was received and with at least the same degree of care that would be applied to comparable the Company confidential information.

VI. COMPLIANCE PROCEDURES.

A.	Requirements for Personal Securities Transactions.

Covered Persons are permitted to invest for their own account, provided that such investment activity must always comply with applicable laws and regulations, and must be carried out in a manner consistent with the this Code of Ethics. In addition, personal securities transactions must avoid even the appearance of conflict of interest. The procedures and guidelines which follow set forth reporting obligations and additional rules of conduct which must be adhered to by all Covered Persons. CLEARANCE AND REPORTING OF PERSONAL SECURITIES TRANSACTIONS AND THE OTHER RULES HEREUNDER DO NOT RELIEVE YOU FROM RESPONSIBILITY FOR COMPLIANCE WITH THE PROSCRIPTIONS AGAINST INSIDER TRADING AND TIPPING SET FORTH ABOVE.

Upon request, Covered Persons shall submit duplicate copies of brokerage account statements, confirmations, and other related materials with respect to any account in which they have beneficial ownership of any Reportable Security for the purpose of monitoring compliance with these reporting and clearance procedures and with the proscriptions against insider trading and tipping set forth above and for any other purpose.

Compliance with the clearance and reporting procedures set forth herein does not relieve the Covered Person of responsibility for compliance with insider trading laws and otherwise with this Code of Ethics.

B.	Preclearance for Personal Securities Investments.

1. All Covered Persons must receive clearance from the Review Officer immediately prior to engaging in a transaction for any account in which they have beneficial ownership of any Reportable Security, whether issued by a publicly-traded issuer or as part of a private placement or initial public offering (including any options or futures relating to such a security). The Review Officer will maintain a written record of all requests for clearance using the form attached hereto as Form 1, indicating whether or not clearance was given. If clearance is not given, the Covered Person must not proceed with the transaction. The fact that clearance is denied should be considered as confidential information and must not be disclosed.

2. Transactions in fixed income or international Reportable Securities whether taxable, tax-exempt or international) must be cleared immediately prior to engaging in a transaction.

3. Transactions not effected within 48 hours must be re-cleared.

C.	Transaction Reports.

1. Except as otherwise provided in Section C.2, below, all Covered Persons must report to the Company all securities transactions for any account in which they have beneficial ownership of any Reportable Security initially not later than ten (10) days after becoming a Covered Person and thereafter on a quarterly basis not later than thirty (30) days after the end of each calendar quarter on reporting forms provided by the Company, said current form being attached hereto as Form 2. If no transactions in any Reportable Securities required to be reported were effected during a quarterly period by a Covered Person, such Covered Person shall submit to the Company a report using the appropriate above-described form within time-frame specified above stating that no Reportable Securities transactions were effected.

2. Notwithstanding the reporting requirement set forth in Section C.1., above, a Covered Person shall not be required to submit:

(a)	any report with respect to securities held in accounts over which the Covered Person had no direct influence or control;

(b)	a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

(c)	a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as the Company receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

3. The Review Officer shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of any client, including any Investment Company for which the Company provided investment advisory services during the reporting period, to determine whether a violation of this Code of Ethics may have occurred. Before making any determination that a violation of this Code of Ethics has been committed by any person, the Review Officer shall give the Covered Person who submitted such report an opportunity to supply additional explanatory material.

4. At the end of each calendar quarter, the Review Officer shall prepare a summary of all transactions by Covered Persons in Reportable Securities which were purchased, sold, held or considered for purchase or sale by each client of the Company, including any Investment Company for which the Company provided investment advisory services during such quarter.

D.	Disclosure of Personal Holdings.

All Covered Persons shall, subject to the same exceptions as are set forth in Section C.2., above, for transaction reports, submit to the Review Officer initially not later than ten (10) days after becoming a Covered Person and annually thereafter not later than thirty (30) days after the end of such year a report disclosing all Reportable Securities in which such Covered Person has a beneficial ownership interest. Such reports shall be submitted to the Company using the form attached hereto as Form 3. The information in any such reports must be current as of a date no more than forty-five (45) days prior to, for initial reports, the date the person becomes a Covered Person, and for subsequent reports, the date such report is submitted.

E.	Certification of Compliance.

All Covered Persons shall, at the time they become Covered Persons and annually thereafter, certify on the form attached hereto on Form 4 that they (1) have read and understand this Code of Ethics and recognize that they are subject hereto, (2) have complied with the requirements of this Code of Ethics and (3) have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

F.	Joint Participation.

Covered Persons should be aware that a specific provision of the ICA prohibits such persons, in the absence of an order of the Commission, from effecting a transaction in which an Investment Company is a “joint or a joint and several participant” with such person. Any transaction which suggests the possibility of a question in this area should be presented to the Company’s legal counsel for review.

VII. VIOLATIONS/SANCTIONS.

All Covered Persons shall promptly report any violation of this Code of Ethics promptly to the Review

Officer. Any and all reports of such violations shall also be given to the Company’s Compliance Officer (as that term is defined in the Company’s IA Compliance Manual).

If the Review Officer determines that a violation of this Code of Ethics has or may have occurred, he/she shall submit a written determination, together with the related report by the Covered Person and any additional explanatory material provided by the covered person to the President of the Company, and the President of any affected client who shall make an independent determination of whether a violation has occurred.

Any violation of this Code of Ethics shall result in the imposition of such sanctions as the Company may deem appropriate under the circumstances, which may include, but is not limited to, removal, suspension or demotion from office, imposition of a fine, a letter of censure and/or restitution to the affected client of an amount equal to the advantage the offending person shall have gained by reason of such violation.

The sanction of disgorgement of any profits realized may be imposed for any of the following violations:

1.	Violation of the prohibition against profiting from securities transactions of a trading nature;

2.	Violation of the prohibition against Covered Persons, directly or indirectly, executing a personal securities transaction on a day during which an Investment Company for which the Company is providing investment advisory services has a pending “buy” or “sell” order; and

3.	Violation of the prohibition against portfolio managers, directly or indirectly, purchasing or selling any security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after a client, including an Investment Company for which the Company is providing investment advisory services, has purchased or sold such security.

VIII. RECORDKEEPING REQUIREMENTS.

The Company shall maintain and preserve in any easily accessible place:

1.	A copy of this Code of Ethics (and any prior Code of Ethics that was in effect at any time during the past five (5) years) for a period of five (5) years;

2.	A record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five (5) years following the end of the fiscal year in which the violation occurs;

3.	A copy of each report (or computer printout) submitted under this Code of Ethics for a period of five (5) years;

4.	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Covered Persons under Rule 204A-1(c), for at least five (5) years after the end of the fiscal year in which the approval is granted.

5.	A list of all persons who are, or within the past five (5) years were, required to make reports pursuant to this Code of Ethics; and

6.	A list of the names of each person who is serving or has served as Review Officer during the last five (5) years.

All books and records required to be maintained hereunder shall be maintained and preserved in an easily accessible place for a period of not less than five (5) years from the end of the fiscal year during which the last entry was made on such record, the first two (2) years in an appropriate office of the investment adviser.

IX. MISCELLANEOUS.

A.	Confidentiality.

All information obtained from any Covered Person hereunder shall be kept in strict confidence by the Company, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

B.	Notice to Covered Persons.

The Company shall identify all persons who are considered to be Covered Persons, inform such persons of their respective duties and provide such persons with copies of this Code of Ethics and any amendments thereto. The Company shall undertake to cause each Covered Person to provide to the Company a written acknowledgment of such Covered Person’s receipt of this Code of Ethics and any amendments thereto.

Form 1

FORWARD UNIPLAN ADVISORS, INC.

Request for Clearance of Personal Securities Transactions

(Section VI.B.1. of Code of Ethics)

The Covered Person named below hereby submits to the Company’s Review Officer the following information regarding his/her proposed transaction in a Reportable Security and requests clearance of same as per Section VI.B.1 of the Company’s Code of Ethics:

Name of Covered Person:

Description of Securities Transaction:

No. of Shares/Other Units:	______________________________

Price per Share/Unit:	______________________________

Propose Date of Transaction:	______________________________

I understand that if the above-proposed transaction is not effected within 48 hours of my receiving clearance regarding same, I must re-submit the transaction for clearance. I hereby certify that the above information is accurate and complete and that I will comply in all respects with the Company’s Code of Ethics in effecting the above-described transaction.

Date:	Name:

Title:

TO BE COMPLETED BY THE COMPANY:

The Company hereby:

                                         APPROVES

                                         DISAPPROVES

the above-proposed transaction for clearance in accordance with Section VI.B.1. of the Company’s Code of Ethics.

Title:
Date:

Form 2

FORWARD UNIPLAN ADVISORS, INC.

Personal Reportable Securities Transaction Report

(Section VI.C.1 of Code of Ethics)

Name of Covered Person:

Date of Report:

Check One:

Initial Report:

Quarterly Report:              (for quarter ended:          (mo.)          (year).

Title of Security(1)	Type of Security	Exchange Ticker	CUSIP Number	Number of Shares/Units	Principal Amount	Name of Broker/Bank

(1)	Describe nature of beneficial ownership:

I hereby certify that this report is accurate and complete:

Name:

Title:

Form 3

FORWARD UNIPLAN ADVISORS, INC.

Personal Reportable Securities Holdings Report

(Section VI.D. of Code of Ethics)

Name of Covered Person:

Date of Report:

Check One:

                         Initial Report

                         Annual Report for Year 200

Date of Transaction	Title of Security (1)	Nature of Transaction(2)	Exchange Ticker	CUSIP Number	Interest Rate (if any)	Maturity Date (if any)	Number of Shares/Units	Transaction Price	Broker/Bank

The information in any such reports must be current as of a date no more than forty-five (45) days prior to, for initial reports, the date the person becomes a Covered Person, and for subsequent reports, the date such report is submitted.

(1)	Describe nature of beneficial ownership:

(2)	Additional description of nature of transaction (if required) (i.e., purchase, sale, other type of acquisition or disposition):

I hereby certify that this report is accurate and complete:

Name:
Title

Form 4

FORWARD UNIPLAN ADVISORS, INC.

Certification of Covered Person

(Section VI. E. of Code of Ethics)

I hereby certify that:

1.	I have received a copy of the Code of Ethics of Forward Uniplan Advisors, Inc.;

2.	I have read and understand the Code of Ethics and recognize that I am subject thereto;

3.	I have complied with the requirements of the Code of Ethics; and

4.	I have disclosed and reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

This	is an:

                                         INITIAL

                                         ANNUAL

certification.

Date:	, 200 .

Name:
Title: